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                              AGREEMENT OF PURCHASE
                               AND SALE OF ASSETS

                                  By and Among

                         CARIBINER INTERNATIONAL, INC.,
                           VIDEO SUPPLY COMPANY, INC.,
                         PROJECTION/VIDEO SUPPLY COMPANY
                                       and
                                  ROBERT HANEY



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                                 January 8, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.    (a)   Purchase and Sale of Assets ....................................  1
      (b)   Assumed Liabilities ............................................  4
      (c)   Excluded Assets. ...............................................  5
      (d)   Consent of Third Parties .......................................  5

2.    (a)   Purchase Price .................................................  6
      (b)   Purchase Price Adjustment ......................................  6
      (c)   Holdback .......................................................  7
      (d)   Allocation of Purchase Price ...................................  8

3.    Closing ..............................................................  8

4.    Seller's and the Shareholder's Obligations at Closing;
        Further Assurances .................................................  8
      (c)   Liability for Transfer Taxes ................................... 10
      (d)   Certificates of Tax Affidavits ................................. 10
      (e)   Use of Business Name ........................................... 10
      (f)   Further Assurances ............................................. 10

5.    Purchaser's Obligations at Closing ................................... 11


6.    Representations and Warranties of Seller and
        the Shareholder .................................................... 12
      (a)   Organization, Standing and Qualification ....................... 12
      (b)   Subsidiaries ................................................... 12
      (c)   Transactions with Certain Persons .............................. 13
      (d)   Execution, Delivery and Performance of Agreement;
              Authority .................................................... 13
      (e)   Capitalization ................................................. 14
      (f)   Ownership of the Seller's Capital Stock ........................ 15
      (g)   Financial Statements ........................................... 15
      (h)   Absence of Undisclosed Liabilities ............................. 15
      (i)   Taxes .......................................................... 16
      (j)   Absence of Changes or Events ................................... 16
      (k)   Litigation ..................................................... 19
      (l)   Compliance with Laws and Other Instruments ..................... 19
      (m)   Title to Properties ............................................ 20
      (n)   Insurance ...................................................... 20
      (o)   Territorial Restrictions ....................................... 20
      (p)   Intellectual Property .......................................... 20
              (i)   Title .................................................. 20
              (ii)  Transfer ............................................... 21
              (iii) No Infringement ........................................ 21
              (iv)  Licensing Arrangements ................................. 22
              (v)   No Intellectual Property Litigation .................... 22
              (vi)  Due Registration, Etc. ................................. 22
              (vii) Use of Name and Mark ................................... 23

                               TABLE OF CONTENTS
                                  (continued)

                                                                            Page
                                                                            ----

      (q)   Environmental Matters .......................................... 23
              (i)   Permits ................................................ 23
              (ii)  No Violations .......................................... 23
              (iii) Other .................................................. 23
      (r)   No Guaranties .................................................. 26
      (s)   Receivables .................................................... 26
      (t)   Absence of Certain Business Practices .......................... 26
      (u)   Disclosure ..................................................... 27
      (v)   Labor Disputes ................................................. 27
      (w)   Customers and Accounts ......................................... 27
      (x)   Suppliers; Raw Materials ....................................... 28
      (y)   Advance Billings ............................................... 28
      (z)   Contracts and Proposals ........................................ 28
      (aa)  Directors and Officers ......................................... 29
      (bb)  Inventories .................................................... 29
      (cc)  Real Property .................................................. 30

              (i)   Leases ................................................. 30
              (ii)  No Proceedings ......................................... 30
              (iii) Current Use ............................................ 31
      (dd)  Exclusive Dealer Arrangements .................................. 31

7.    Representations and Warranties by Purchaser .......................... 31
      (a)   Organization ................................................... 31
      (b)   Execution, Delivery and Performance of Agreement ............... 31
      (c)   Litigation ..................................................... 32

8.    Employment Matters; Employment Contracts ............................. 32

9.    Indemnification ...................................................... 35

10.   Nature and Survival of Representations and Warranties;
        Rules Regarding Indemnification and Other Actions .................. 38

11.   Access to Information and Documents .................................. 38

12.   Bulk Sales Compliance ................................................ 38

13.   Financial Statements; Closing Date Balance Sheet ..................... 39

14.   Notices .............................................................. 40

15.   Miscellaneous ........................................................ 41

                               TABLE OF CONTENTS
                                  (continued)

SCHEDULES

Schedule 1(a)(ii)            -  Bill of Sale

Schedule 1(a)(xv)            -  Fixed Assets

Schedule 1(b)                -  Assumed Liabilities

Schedule 1(c)                -  Excluded Assets

Schedule 2(d)                -  Allocation of Purchase

Schedule 4(a)(vi)            -  Opinion of Seller's Counsel

Schedule 4(a)(vii)           -  Non-Competition Undertaking

Schedule 4(a)(viii)          -  Consulting Agreement

Schedule 4(a)(ix)            -  Lease Assignment


Schedule 4(a)(x)             -  Personal Property Assignment

Schedule 4(a)(xi)            -  Intellectual Property Assignment

Schedule 4(a)(xiv)           -  Campbell Assignment

Schedule 5(a)(iv)            -  Opinion of Purchaser's Counsel

Schedule 6(a)                -  States where Seller is Qualified to do Business

Schedule 6(b)                -  Subsidiaries

Schedule 6(c)                -  Transactions with Certain Persons

Schedule 6(d)                -  Conflicts

Schedule 6(e)                -  Capitalization

Schedule 6(f)                -  Ownership of Capital Stock

Schedule 6(g)                -  Financial Statements

Schedule 6(h)                -  Undisclosed Liabilities

Schedule 6(i)                -  Unpaid Taxes

Schedule 6(j)                -  Changes or Events

                               TABLE OF CONTENTS
                                  (continued)

Schedule 6(k)                -  Litigation

Schedule 6(l)                -  Compliance with Laws

Schedule 6(m)                -  Encumbered Assets

Schedule 6(n)                -  Insurance

Schedule 6(p)(i)             -  Intellectual Property

Schedule 6(p)(iv)            -  Licensing Agreements

Schedule 6(p)(vii)           -  Use of Name and Mark Restrictions

Schedule 6(q)(i)             -  Environmental Permits

Schedule 6(q)(ii)            -  Environmental Violations


Schedule 6(q)(iii)           -  Environmental Exceptions

Schedule 6(r)                -  Guaranties

Schedule 6(s)                -  Accounts and Trade Receivables

Schedule 6(t)                -  Certain Business Practices

Schedule 6(v)                -  Labor Disputes

Schedule 6(w)                -  Customers and Accounts

Schedule 6(x)                -  Suppliers

Schedule 6(y)                -  Unbilled Costs and Advance Billings

Schedule 6(z)                -  Contracts and Proposals

Schedule 6(aa)               -  List of Directors and Officers of the Company

Schedule 6(bb)               -  Obsolete/Discontinued Inventory

Schedule 6(cc)               -  Real Property Leases

Schedule 6(cc)(iii)          -  Damage or Destruction with respect to
                                 Leased Property

Schedule 6(dd)               -  Exclusive Dealer Arrangements

                               TABLE OF CONTENTS
                                  (continued)

Schedule 8(a)                -  Employment Obligations

Schedule 8(b)                -  Employee Plans

Schedule 8(f)                -  Retained Employees

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

      AGREEMENT (this "Agreement"), dated January 8, 1997, by and among CARIBINER INTERNATIONAL, INC., a Delaware corporation having its principal office at 16 West 61st Street, New York, New York 10023 ("Purchaser"), VIDEO SUPPLY COMPANY, INC. D/B/A PROJEXIONS VIDEO SUPPLY, a Georgia corporation having its principal office at 1333 Logan Circle, Atlanta, Georgia 30318 (the "Company"), PROJECTION/VIDEO SUPPLY COMPANY, a Georgia corporation having its principal office at 1333 Logan Circle, Atlanta, Georgia 30318 (the "Subsidiary")(the Company and the Subsidiary being hereinafter sometimes collectively referred to as "Seller") and ROBERT HANEY, an individual having an address at Number 9, The Croft, Atlanta, Georgia 30342 (the "Shareholder").

                              W I T N E S S E T H:

      WHEREAS, Seller is engaged in the rental of audio visual equipment to hotels, conventions and corporate meetings and the providing of services in connection with the foregoing; and

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets constituting Seller's business on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in order to set forth the terms and conditions of the purchase and sale of assets and the manner of carrying the same into effect, the parties hereto hereby agree as follows:

      1. (a) PURCHASE AND SALE OF ASSETS. Except as set forth on Schedule 1(c) annexed hereto, subject to and upon the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to purchase at the Closing (as defined in Section 3 hereof), all of the business, assets, properties, goodwill and rights of Seller as a going concern, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Seller (hereinafter sometimes collectively called "Seller's Assets"), including, without limitation:

            (i) all right, title and interest in and to any and all United States and foreign: (A) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (B) trademarks, service marks, trade names (including, without limitation, any trade names acquired by Seller in connection with its acquisition of Seller's business), trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (C) copyrights (including software) and registrations thereof; (D) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (E) mask work and other semiconductor chip rights and registrations thereof; (F) intellectual property rights similar to any of the foregoing; (G) copies and tangible embodiments thereof (in whatever form or medium, including electronic media)(collectively, "Intellectual Property");


            (ii) the assets referred to in the form of Bill of Sale as set forth in Schedule 1(a)(ii) annexed hereto;

            (iii) the assets reflected on the Balance Sheet referred to in
            Section 6(g) hereof, with only such disposition of such assets as shall have occurred in the ordinary course of Seller's business, in accordance with Seller's past practices, between the Balance Sheet Date (as defined in Section 6(g) hereof) and the Closing;

            (iv) all machinery, equipment, fixtures, leasehold improvements, furniture, furnishings, automobiles, trucks, vehicles, parts and other tangible personal property (including, but not limited to, any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other party);

            (v) all inventory of equipment held for sale or rent, spare parts, replacement and component parts, and office and other supplies ("Inventories"), including Inventories held at any location for Seller and Inventories previously purchased and in transit to Seller;

            (vi) all rights in and to Inventories (including, but not limited to, products hereafter returned or repossessed and unpaid, Seller's rights of rescission, replevin, reclamation and rights to stoppage in transit);

            (vii) all rights (including, but not limited to, any and all Intellectual Property rights) in and to the products and services sold, rented or leased and in and to any products or other Intellectual Property rights under research or development prior to or on the Closing Date;

            (viii) all of the rights of the Seller under all Contracts (as defined in Section 6(z) hereof) and, including, without limitation, any right to receive payment for products sold or services rendered, and to receive goods and services, pursuant to such Contracts and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Contracts; provided, however, that Seller shall not be responsible for obtaining the Consents (as hereinafter defined) to the assignment of such Contracts;

            (ix) all credits, prepaid expenses, deferred charges, return allowances, advance payments, security deposits and prepaid items;

            (x) all books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained by Seller, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, media materials and plates, accounting records, and sales order files;

            (xi) to the extent their transfer is permitted by law, all consents, approvals, authorizations, waivers, permits, grants, franchises, concessions, agreements, licenses, exemptions or orders of regulation, certificate, declaration or filing with, or report or notice to any entity issued, executed, delivered or otherwise made to or for the benefit of Seller's Assets, including, without limitation, any consent to any instrument, lease, Contract, permit or other agreement that requires the consent or approval of a third party, and including all applications thereof (collectively, the "Consents")(provided, however, that Seller shall not be responsible for obtaining any Consents that it does not already possess) including, but not limited to, the Consent (the "Governmental Approval") of any nation, or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization (collectively, the "Governmental Authority" or "Governmental Authorities);

            (xii) all rights to choses in action, causes of action, claims and rights of recovery or setoff, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to Seller's business or the ownership, use, function or value of any of Seller's Assets whether arising by way of counterclaim or otherwise;

            (xiii) all guarantees, warranties, indemnities and similar rights in favor of the Seller with respect to any of Seller's Assets;

            (xiv) accrued sales (in respect of outstanding proposals or work-in-process), commitments, proposals, Contracts, understandings or commitments, whether oral or written, to perform services;

            (xv) the fixed assets (the "Fixed Assets") listed on Schedule 1(a)(xv) annexed hereto and as provided on the Balance Sheet; and

            (xvi) cash and cash equivalents (including marketable securities)

            and accounts and notes receivable of Seller.

            (b) ASSUMED LIABILITIES.

            (i) Seller's Assets shall be conveyed free and clear of all liabilities, obligations, liens, claims and encumbrances, excepting only those liabilities, obligations, liens, claims and encumbrances which are expressly to be assumed by Purchaser hereunder, if any. Purchaser shall assume at the Closing, and thereafter timely pay, perform or discharge, when due, the "Assumed Liabilities," except to the extent that any of such Assumed Liabilities have been paid or satisfied as of the Closing Date. As used herein, the term "Assumed Liabilities" shall mean the liabilities set forth on Schedule 1(b) annexed hereto.

            (ii) Purchaser shall not and does not assume any liabilities, obligations or commitments of Seller, other than the Assumed Liabilities, and Seller and the Shareholder shall be solely responsible, without limitation, for the following:

                  (A) Legal, accounting, brokerage and finder's fees and income, excise or real estate or other Transfer Taxes (as defined in Section 4(c) hereof) or other expenses incurred by Seller or the Shareholder in connection with this Agreement or the consummation of the transactions contemplated hereby;

                  (B) Debts, liabilities or obligations of any nature to any past or present shareholder of Seller;

                  (C) Any domestic, federal, state or local or foreign income, franchise, excise, use, property, payroll or similar or other Taxes (as defined in Section 6(i) hereof)(or penalties and interest thereon) imposed on Seller including, without limitation, those due as a result of the operation of Seller's business through the Closing Date; and

                  (D) Except as Purchaser shall have otherwise agreed herein, liabilities and obligations of Seller, if any, accruing prior to, on or after the Closing Date relating to Seller's employment of any of Seller's employees, including, without limitation, compensation, severance payments, if any, contributions to employee benefit plans, workers' compensation or other insurance claims.

            (c) EXCLUDED ASSETS. Seller's Assets do not include, and specifically exclude, the items set forth on Schedule 1(c) annexed hereto (hereinafter referred to as the "Excluded Assets").

            (d) CONSENT OF THIRD PARTIES. Seller and the Shareholder will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive the interest of Seller in the benefits under any such instrument, Contract, lease or permit or other agreement or arrangement, including performance by Seller as agent, if economically feasible, provided, that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained and shall indemnify and hold Seller harmless from and against any liability it may incur in connection therewith. Nothing in this Section 1(d) shall be deemed a waiver by Purchaser of its right to have received on or before the Closing an effective assignment of all of the Seller's Assets nor shall this
Section 1(d) be deemed to constitute an agreement to exclude from the Seller's Assets any assets described in Section 1(a) hereof.

      2. (a) PURCHASE PRICE. In consideration of the sale, transfer, conveyance, assignment and delivery of Seller's Assets by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller and the Shareholder, Purchaser agrees, in full payment therefor, to deliver to Seller the following purchase price (the "Purchase Price") payable to Seller by delivery at the Closing or at such other time as provided herein, subject to adjustments as provided in Section 2(b) hereof and the Holdback (as defined in Section 2(c) hereof): the sum of $12,900,000 (less the Holdback (as hereinafter defined)) in the aggregate, by wire transfer or certified or official bank checks drawn on a bank which is a member of the New York Clearing House Association payable to the order of Seller

            (b) PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be decreased, if at all, as follows:

            (i) In the event that the "Net Assets" of Seller set forth on Seller's Closing Balance Sheet (as defined in Section 13(a) hereof)(the "Closing Balance Sheet Net Assets") are less, by more than $250,000 (the "Allowance"), than the sum of the Net Assets set forth on both the Company's Balance Sheet dated September 30, 1996 (the "September 30 Balance Sheet") and the Subsidiary's Balance Sheet dated September 30, 1996 (collectively, the "September 30 Net Assets"), the Purchase Price shall be decreased, dollar for dollar, by the amount by which the Closing Balance Sheet Net Assets is less by more than the Allowance than the September 30 Net Assets (the "Purchase Price Reduction Amount"). For purposes of this Section 2(b)(i) the term "Net Assets" shall mean assets minus liabilities determined in accordance with generally accepted accounting principles consistently applied.

            (ii) Promptly following receipt of the Closing Balance Sheet, Purchaser and Seller shall mutually determine the net amount due Seller or Purchaser, as the case may be, in respect of the adjustment pursuant to Section 2(b)(i) hereof, all in accordance with the procedures set forth in Section 13 hereof. The obligation of the parties under this Section 2(b) shall survive the Closing. If any sums due pursuant to this

            Section 2(b) are later determined to have been calculated in error, either as a result of a restatement of the Closing Balance Sheet or otherwise, the obligations of Purchaser or Seller, as the case may be, to further adjust the Purchase Price and remit any sum hereunder shall survive the payment of any adjustment paid or payable pursuant to this Section 2(b).

            (c) HOLDBACK. (i) From the Purchase Price set forth in Section 2(a) hereof, Purchaser shall holdback the sum of $680,000.00 (the "Holdback") which shall be paid to Seller, if at all, in accordance with Sections 2(c)(ii) and 2(c)(iii) hereof. The Holdback shall be deposited by Purchaser into a segregated account (the "Account"), in the name of Purchaser, at The Chase Manhattan Bank and invested in money market funds or U.S. Government securities. The Holdback shall remain in the Account, subject to the terms hereof, for a term (the "Holdback Term") of the longer of (i) six (6) months from the Closing, (ii) the final disposition of any matter that is the subject of a Reimbursement (in which case the amount retained shall be a sum that is reasonably necessary to cover any such possible claim) or (iii) until Seller has delivered to Purchaser the Tax Certificates (as hereinafter defined) pursuant to Section 6(d) hereof.

            (ii) The Holdback shall be utilized for the purpose of (A) reducing the Purchase Price pursuant to Section 2(b) hereof (a "Reduction") and (B) reimbursing Purchaser for any liability of Seller or the Shareholder to Purchaser pursuant to the operative indemnification provisions of Section 10 hereof related to a breach of the representations and warranties set forth in Section 6 hereof (a "Reimbursement").

            (iii) In the event of a Reduction, and/or a Reimbursement, the Purchase Price Reduction Amount, and/or reimbursement amount, as the case may be, together with the pro-rata share of the interest earned on such amount from the Closing Date, shall be the property of and retained by Purchaser from the Holdback. The remainder of the Holdback, if any, together with all interest earned on such remainder from the Closing Date, shall be remitted promptly by Purchaser to Seller at the end of the Holdback Term. If the Purchase Price Reduction Amount exceeds the Holdback, the Holdback together with all interest earned thereon from the Closing Date shall be the property of and retained by Purchaser and Seller shall remit promptly to Purchaser the amount by which the Purchase Price

            Reduction Amount exceeds the Holdback.

            (d) ALLOCATION OF PURCHASE PRICE. The Purchase Price payable pursuant to Section 2(a) hereof shall be allocated as provided on Schedule 2(d) annexed hereto. The parties hereto agree to use such allocation for purposes of filing Internal Revenue Service Form 8594 (Asset Acquisition Statement under
Section 1060) pursuant to the provisions of the Internal Revenue Code of 1986, as amended (the "Code").

      3. CLOSING. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of Zukerman Gore & Brandeis, LLP, 900 Third Avenue, New York, New York 10022 simultaneously with the mutual execution and delivery of this Agreement. The day on which the Closing actually takes place is herein sometimes referred to as the "Closing Date."

      4. SELLER'S AND THE SHAREHOLDER'S OBLIGATIONS AT CLOSING; FURTHER ASSURANCES. (a) At the Closing, Seller and the Shareholder agree to deliver to Purchaser (and, as applicable, execute):

            (i) a Bill of Sale duly executed by Seller in substantially the form of Schedule 1(a)(ii) hereto;

            (ii) such other good and sufficient deeds, bills of sale, endorsements, assignments, documents of title and other instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good title to Seller's Assets;

            (iii) all contracts, files and other data (including, without limitation, lists of orders and computer disks and tapes) and documents pertaining to Seller's Assets;

            (iv) a certified copy of resolutions adopted by Seller's Board of Directors and the Shareholder authorizing the execution, delivery and performance of this Agreement;

            (v) a copy of each of the Company's and the Subsidiary's certificate of incorporation, as amended, certified by the Office of the Secretary of State of the State of Georgia, and a true and correct copy of the by-laws of each of the Company and the Subsidiary as certified by the secretary of the Company and the Subsidiary, as applicable;

            (vi) the opinion of Seller's counsel, substantially in the form of
            Schedule 4(a)(vi) annexed hereto;

            (vii) the Non-Competition Undertaking of the Shareholder (the "Non-Competition Undertaking"), in the form of Schedule 4(a)(vii) annexed hereto;


            (viii) the Consulting Agreement (the "Consulting Agreement") between the Shareholder and Caribiner, Inc., a New York corporation and Purchaser's wholly owned subsidiary ("Caribiner") in the form of
            Schedule 4(a)(viii) annexed hereto;

            (ix) an assignment and assumption agreement for the Leases (as defined in Section 6(cc) hereof) in substantially the form of
            Schedule 4(a)(ix) annexed hereto (the "Lease Assignment");

            (x) an assignment and assumption agreement for the equipment leases in substantially the form of Schedule 4(a)(x) annexed hereto (the "Personal Property Assignment");

            (xi) an assignment agreement for the Intellectual Property in substantially the form of Schedule 4(a)(xi) annexed hereto (the "Intellectual Property Assignment");

            (xii) Governmental Approvals;

            (xiii) a copy of the proposed amendment to Seller's certificate of incorporation (the "Amendment") changing its name to a name that does not include the words "Video Supply," "Projection/Video Supply" or "Projexions Video Supply" or any variation thereof, which Seller agrees to duly file promptly following the Closing;

            (xiv) an assignment by the Shareholder to Purchaser of all of the Shareholder's rights to the non-competition undertaking, a copy of which is annexed hereto as Schedule 4(a)(xiv), of David Campbell in favor of the Shareholder (the "Campbell Assignment"); and

            (xv) all other documents and instruments required to be delivered to Purchaser pursuant to the provisions of this Agreement.

            (b) Seller agrees that from and after the Closing Date, Purchaser shall have the right and authority to bill and collect for its own account all billings in respect of Seller's accounts receivable and work-in-process, if any, that are being transferred to Purchaser as provided herein. Seller agrees that it will promptly transfer and deliver to Purchaser any cash or other property which Seller may receive in respect of such billings.

            (c) LIABILITY FOR TRANSFER TAXES. Seller shall be responsible for the timely payment of all income, sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes (as defined in Section 6(i) hereof) and fees (collectively, "Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement and the Related Agreements. Seller shall prepare and timely file all tax returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that Purchaser shall be permitted to prepare any such tax returns that are the primary responsibility of Purchaser under Applicable Law. Purchaser's preparation of any such tax returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld or delayed.

            (d) CERTIFICATES OF TAX AFFIDAVITS. As soon as practicable following the Closing Date, Seller shall provide to Purchaser copies of certificates (the "Tax Certificates") from appropriate taxing authorities stating that no Taxes are due to any state or other taxing authority for which Purchaser could have liability to withhold or pay Taxes with respect to the transfer of the Seller's Assets.

            (e) USE OF BUSINESS NAME. After the Closing, Seller will not, directly or indirectly, use or do business, or allow any Affiliate (as hereinafter defined) to use or do business, or assist any third party in using or doing business, under the names and marks "Video Supply Company, Inc., "Projexions Video Supply" or "Projection/Video Supply Company" (or any other name confusingly similar to such names and marks or any variation thereof); provided, however, that Seller's Affiliate, Video Supply Sales Company, Inc., shall be entitled to continue to transact business under its corporate name provided that such business shall be limited to the sale of audio-visual equipment and shall not compete with Seller's business to be conducted by Purchaser after the Closing.

            (f) FURTHER ASSURANCES. At any time and from time to time after the Closing, at Purchaser's request and expense, without further consideration, Seller and the Shareholder shall execute and deliver such other additional instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign to Purchaser Seller's Assets, but subject to this Agreement, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all of Seller's rights with respect thereto and to take such action and execute such documents or instruments as may be reasonably requested by Purchaser in connection with any governmental or regulatory matters or filings required to be made by Purchaser, including, without limitation, any filings, documents or instruments to be delivered to the United States Securities and Exchange Commission or any other Governmental Authority, the New York Stock Exchange, Purchaser's lenders, auditors or any other appropriate party.

      5. PURCHASER'S OBLIGATIONS AT CLOSING. (a) At the Closing, Purchaser agrees to deliver, or cause to be delivered, as the case may be, to Seller (and, as applicable, execute):

            (i) the Purchase Price as provided in Section 2 hereof;


            (ii) a certified copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and Purchaser's Related Agreements (as defined in Section 7(a) hereof);

            (iii) a copy of Purchaser's certificate of incorporation, as amended, certified by the Office of the Secretary of State of Delaware, and a true and correct copy of the by-laws of Purchaser as certified by the secretary of Purchaser;

            (iv) an opinion of Purchaser's counsel substantially in the form of
            Schedule 5(a)(iv) annexed hereto;

            (v) the Consulting Agreement;

            (vi) the Personal Property Assignment;

            (vii) the Non-Competition Undertaking, and the payment of $700,000 to the Shareholder pursuant thereto;

            (viii) the Lease Agreement; and

            (ix) all other documents and instruments required to be delivered to Seller pursuant to the provision of this Agreement.

            (b) At any time and from time to time after the Closing, at Seller's request and expense, Purchaser shall execute and deliver such other additional instruments as Seller may reasonably deem necessary to evidence Purchaser's obligations under this Agreement, and Purchaser agrees to take such actions as may be reasonably necessary to carry out the purposes and intentions of this Agreement. For a reasonable period of time following the Closing, Purchaser shall provide Seller with reasonable access to all books and records of Seller that are delivered to Purchaser hereunder relating to Seller's Assets and the period through the Closing Date.

      6. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDER. Seller and the Shareholder, jointly and severally, represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

            (a) ORGANIZATION, STANDING AND QUALIFICATION. Except as set forth on
Schedule 6(a) annexed hereto, each of the Company and the Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia; (ii) has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties in the places where such business is now conducted and such properties are now owned, leased or operated; and (iii) is duly qualified, licensed and in good standing as a foreign corporation authorized to do business in the states listed on Schedule 6(a) annexed hereto, which are the only states where the failure to be so qualified would have a material adverse effect on the condition, financial or otherwise, of the Company or the Subsidiary, as the case may be. Seller has delivered to Purchaser true and complete copies of the certificate of incorporation of each of the Company and the Subsidiary and all amendments thereto, certified as true and correct by the Office of the Secretary of State of the State of Georgia, and the by-laws of each of the Company and the Subsidiary as presently in effect, certified as true and correct by the secretary of each of the Company and the Subsidiary, as the case may be.

            (b) SUBSIDIARIES. Neither the Company nor the Subsidiary has any subsidiaries except those listed on Schedule 6(b) annexed hereto. The Company and the Subsidiary, as the case may be, owns all of the outstanding capital stock of all of the subsidiaries of the Company and the Subsidiary, as the case may be, listed on Schedule 6(b) annexed hereto. Except as set forth on Schedule 6(b) annexed hereto, Seller has no interest, directly or indirectly, and has no commitment to purchase any interest, directly or indirectly, in any other corporation or in any partnership, joint venture or other business enterprise or entity other than as set forth on Schedule 6(b) annexed hereto. Except as set forth on Schedule 6(b) annexed hereto, the business carried on by Seller has not been conducted through any other direct or indirect subsidiary or affiliate of any present or former shareholder of Seller. Except as set forth on Schedule

6(b) annexed hereto, there are no securities of any subsidiary of Seller directly or indirectly convertible, exercisable or exchangeable for any of the capital stock of any subsidiary of Seller, including, but not limited to, any options, warrants, rights, agreements, understandings or commitments, vested or unvested, of any nature whatsoever relating to the capital stock of any subsidiary of Seller.

            (c) TRANSACTIONS WITH CERTAIN PERSONS. Except as set forth on
Schedule 6(c) annexed hereto, Seller has not directly or indirectly, purchased, leased from others or otherwise acquired any property of a material nature or obtained any services from, or sold, leased to others or otherwise disposed of any property of a material nature or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Seller), in the ordinary course of business or otherwise (i) any shareholder of Seller, or (ii) any person, firm, partnership, corporation or other entity which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Seller or any shareholder of Seller (an "Affiliate"). Except as set forth on Schedule 6(c) annexed hereto, Seller does not owe any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes an amount in excess of $1,000 to Seller. Except as set forth on Schedule 6(c) annexed hereto, no part of the property or assets of the Shareholder are used by Seller. Except as set forth on
Schedule 6(c) annexed hereto, no part of the property or assets of Seller are used by the Shareholder for their personal benefit or any purpose not related to the business of Seller. Except as set forth on Schedule 6(c) annexed hereto, Seller has not within the last ninety (90) days purchased through any Affiliates any equipment at rates in excess of market rates.

            (d) EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT; AUTHORITY. Except as set forth on Schedule 6(d) annexed hereto, neither the execution, delivery nor performance of this Agreement and all other agreements to which Seller or the Shareholder is a party required to be delivered by Seller and the Shareholder, as applicable, pursuant to Section 4(a) hereof (which documents are hereinafter sometimes collectively referred to as "Seller's Related Agreements") by Seller or the Shareholder will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of Seller's certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement,

Applicable Law, rule or regulation or any order, judgment or decree to which Seller or the Shareholder are a party or by which any of them may be bound or materially or adversely affected or require any consent, authorization, approval or any other action by, or any notice to, or filing or registration with, any Governmental Authority or other third party. Except as set forth on Schedule 6(d) annexed hereto, no other party, including, without limitation, any present or former partner, shareholder in common with, or employee of the Shareholder has, may or will have any right to the Shareholder's interest in Seller or the proceeds of the sale of Seller's Assets. Except as set forth on Schedule 6(d) annexed hereto, no Consent is required to be obtained or made by Seller or the Shareholder in connection with the execution and delivery of this Agreement or the Seller's Related Agreements and to consummate the transactions contemplated hereby. Except as set forth on Schedule 6(d) annexed hereto, Seller and the Shareholder have the full power and authority to enter into this Agreement and, as applicable, Seller's Related Agreements and to carry out the transactions contemplated hereby, as applicable, all proceedings required to be taken by them to authorize and approve the execution, delivery and performance of this Agreement and Seller's Related Agreements have been properly taken, and this Agreement and Seller's Related Agreements constitute valid and binding obligations of Seller and the Shareholder, enforceable in accordance with their terms, except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar law affecting creditors' rights generally. The execution, delivery and performance of this Agreement and Seller's Related Agreements have been duly authorized, to the extent required by Applicable Law and by all requisite corporate and shareholder action of Seller, if necessary.

            (e) CAPITALIZATION. The authorized capital of the Company consists of Five Hundred Thousand (500,000) shares, par value $.10 per share, of which Fifty Thousand (50,000) shares are issued and outstanding on the date hereof. The authorized capital of the Subsidiary consists of One Hundred Thousand (100,000) shares, par value $.10 per share, of which Fifty Thousand (50,000) shares are issued and outstanding on the date hereof. All of the shares of capital stock of Seller have been duly authorized and validly issued and are fully paid and non-assessable. All of the presently authorized, issued and outstanding shares of capital stock of the Company are owned by the Shareholder. All of the presently authorized, issued and outstanding shares of capital stock of the Subsidiary are owned by the Company and the Shareholder in the proportions set forth on Schedule 6(f) annexed hereto. Except as otherwise disclosed on Schedule 6(e) annexed hereto, there are no outstanding subscriptions, rights, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which the Company or the Subsidiary, or the Shareholder are or may become obligated to issue, assign or transfer any shares of the capital stock of the Company or the Subsidiary, as the case may be.

            (f) OWNERSHIP OF THE SELLER'S CAPITAL STOCK. The lawful record and beneficial owners of all of the Company's and the Subsidiary's, as the case may be, capital stock are set opposite their name on Schedule 6(f) annexed hereto, and are free and clear of any liens, claims, encumbrances or restrictions of any kind. Neither Seller nor the Shareholder nor any of their respective Affiliates is a party to or otherwise subject to any agreement, understanding or arrangement regarding the transfer, sale, disposition, purchase, acquisition or voting of Seller's capital stock.

            (g) FINANCIAL STATEMENTS. Seller has delivered to Purchaser copies of the following financial statements (hereinafter, collectively, the "Financial Statements"), copies of which are annexed hereto as Schedule 6(g), all of which are true, accurate and correct, and have been prepared in good faith from the books and records of Seller in conformity with generally accepted accounting principles consistently applied and fairly present the financial position of Seller at such dates and for the periods then ended:

            (i) Balance Sheets and related statements of income and retained earnings (including the notes thereto) of the Company and the Subsidiary prepared by Frazier & Deeter, LLC as at December 31, 1993, December 31, 1994 and December 31, 1995 and for the periods then ended; and

            (ii) Balance Sheet and related statements of operations of the Company and the Subsidiary prepared by the Company as at October 31, 1996 and for the ten (10) month period then ended. (The Balance Sheet and related statements of operations for the period ended October 31, 1996 is hereinafter referred to as the "Balance Sheet" and the date October 31, 1996 is hereinafter referred to as the "Balance Sheet Date").

      Such Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.


            (h) Absence of Undisclosed Liabilities. Except as set forth on
Schedule 6(h) annexed hereto, as of the Balance Sheet Date, except as reflected in the Balance Sheet, Seller had no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever.

            (i) TAXES. Except as set forth on Schedule 6(i) annexed hereto, all Taxes imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by Seller or any Affiliate of Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full; all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed prior to the expiration of any available extension periods; and all deposits required by law to be made by Seller or any Affiliate of Seller with respect to employees' withholding taxes have been duly made, except for the current reporting period. Except as set forth on Schedule 6(i) annexed hereto, Seller is not currently delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposit and has no tax deficiency or claim outstanding, or proposed or assessed against it, and, to its knowledge, there is no basis for any such deficiency or claim. There is not now in force any extension of time with respect to the date on which any tax return was or is due to be filed by or with respect to Seller. As used in this Agreement, "Taxes" shall include, without limitation, all federal, state, provincial, local, foreign or other income, alternative minimum, accumulated earnings, add-on, personal holding company, franchise, capital stock, net worth, capital, profits, gross receipt, value added, sales, use, goods and services, transaction, excise customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, charges, fees, severance, environmental (including taxes under Section 59A of the Code), real property, gains tax, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiency thereof, including all interest and penalties thereon and additional thereto whether disputed or not.

            (j) ABSENCE OF CHANGES OR EVENTS. Except as set forth on Schedule 6(j) annexed hereto, since the Balance Sheet Date, Seller has conducted its business only in the ordinary course and has not:

            (i) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, properties, assets, liabilities or condition, financial or otherwise, of Seller;

            (ii) discharged or satisfied any lien, charge or encumbrance other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with its prior practice;

            (iii) declared or made any payment of dividends or other distribution to its shareholders or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

            (iv) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible;

            (v) sold, transferred, leased to others or otherwise disposed of any of its assets except in the ordinary course of business, or cancelled or compromised any debt or claim, or waived or released any right of substantial value;

            (vi) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse effect on its assets, properties, operations or prospects;

            (vii) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs or had any material change in its relations with its employees, agents, customers or suppliers;

            (viii) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto;

            (ix) made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay conditionally or otherwise, any material bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of Seller;


            (x) issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation;

            (xi) made any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

            (xii) changed its banking or safe deposit arrangements;

            (xiii) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to Seller or its property;

            (xiv) failed in any material manner to replenish its inventories and supplies in a normal and customary manner consistent with its prior practice or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any material change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice or, if so, consistent with prudent business practices prevailing in the industry;

            (xv) suffered any change, event or condition which, in any case or in the aggregate, has had or may have a materially adverse affect on Seller's condition (financial or otherwise), properties, assets, liabilities, operations or prospects including, without limitation, any change in Seller's revenues, costs, levels of committed business or relations with its employees, agents, customers or suppliers;

            (xvi) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of this Agreement or the transactions contemplated hereby; or

            (xvii) entered into any agreement or made any commitment, whether written or oral, to take any of the types of action described in subparagraphs (i) through (xvi) above.

            (k) LITIGATION. Except as set forth on Schedule 6(k) annexed hereto, there is no claim, legal action, suit, arbitration or other legal or administrative proceeding (or governmental investigation) or any order, decree or judgment in progress, pending or in effect, or, to the knowledge of the

Shareholder, threatened against or relating to Seller, its officers or directors (including, without limitation, the Shareholder), its properties, assets or business in connection with the transactions contemplated by this Agreement, and neither Seller nor the Shareholder knows or has reason to be aware of any basis for the same.

            (l) COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Except as set forth in Schedule 6(l) annexed hereto, Seller has complied in all material respects with all existing laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties or operations. Neither the ownership nor use of Seller's Assets nor the conduct of its business by Seller conflicts in any material respect with the rights of any other person, firm or corporation; or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of Seller's certificate of incorporation or by-laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Seller is a party or by which it may be bound or affected.

            (m) TITLE TO PROPERTIES. Seller has good and marketable title to Seller's Assets. Except as set forth on Schedule 6(m) annexed hereto, none of Seller's Assets are subject to any loan agreement, conditional sale or title retention agreement, equipment obligation, lease purchase agreement, mortgage, indenture, pledge, security agreement, guaranty, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever (excluding trade and account payables), direct or indirect, whether accrued, absolute, contingent or otherwise (collectively, "Encumbrances"). Set forth on Schedule 6(m) annexed hereto is an accurate and complete list and description of all machinery, tools, equipment, motor vehicles and other tangible personal property (other than supplies), owned, leased or used by Seller except for items having, individually, a value of less than $500 which do not, in the aggregate, have a total value of more than $50,000; and (ii) all Encumbrances to which Seller is a party or by which it is bound. Neither Seller nor the Shareholder have sold, transferred, assigned or otherwise conveyed any right, title or interest in or to any of Seller's customer lists or any rights thereto.

            (n) INSURANCE. Set forth on Schedule 6(n) annexed hereto is an accurate and complete list of all fire, theft, casualty, liability and other insurance policies procured by Seller with respect to its business. Except as set forth on Schedule 6(n) annexed hereto, all insurance policies relating to Seller are in full force and effect, and all premiums due thereon have been paid. Set forth on Schedule 6(n) annexed hereto, is a description of all open claims made by Seller under any policy of insurance and all claims which in the opinion of Seller reasonably formed and held, should or could be made under any such policy.


            (o) TERRITORIAL RESTRICTIONS. Seller is not restricted by any written agreement or understanding with any party from carrying on the business conducted by Seller anywhere in the world. Purchaser, solely as a result of its purchase of Seller's Assets and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any business anywhere in the world.

            (p) INTELLECTUAL PROPERTY.

            (i) Title. Schedule 6(p)(i) annexed hereto contains a complete and correct list of all United States and foreign: (A) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto;
            (B) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (C) copyrights (including software) and registrations thereof; (D) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (E) mask work and other semiconductor chip rights and registrations thereof; (F) intellectual property rights similar to any of the foregoing; (G) copies and tangible embodiments thereof (in whatever form or medium, including electronic media)(collectively, "Intellectual Property") that is owned by Seller (the "Owned Intellectual Property") other than (1) inventions, trade secrets, processes, formulas, compositions, designs and confidential business and technical information and (2) Intellectual Property that is not registered or subject to application for registration. Seller owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all Owned Intellectual Property, free from any Encumbrances and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever; provided, however, that no representation is made that Seller's application for registration of the Projexions Video Supply and Design mark will result in actual registration thereof. The Owned Intellectual Property comprise all of the Intellectual Property necessary for Purchaser to conduct and operate Seller's business as now being conducted.

            (ii) Transfer. Immediately after the Closing, Purchaser will own all of the Owned Intellectual Property and will have the right to use all Intellectual Property, free from any liens and on the same terms of any person in effect prior to the Closing.

            (iii) No Infringement. To Seller's and the Shareholder's knowledge,

            the conduct of the Seller's business does not infringe or otherwise conflict with any rights of any person in respect of any Intellectual Property.

            (iv) Licensing Arrangements. Schedule 6(p)(iv) annexed hereto sets forth all material agreements, arrangements or laws (A) pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other party and (B) pursuant to which Seller has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property. All of the agreements or arrangements set forth on
            Schedule 6(p)(iv) annexed hereto (x) are in full force and effect in accordance with their terms and no default exists thereunder by Seller, or to the knowledge of Seller or the Shareholder, by any other party thereto, (y) are free and clear of all liens, and (z) except as set forth on Schedule 6(p)(iv) annexed hereto, do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Seller has delivered to the Purchaser true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 6(p)(iv) annexed hereto. All royalties, license fees, charges and other amounts currently payable by, on behalf of, to, or for the account of, Seller in respect of any Intellectual Property are disclosed in the Financial Statements.

            (v) No Intellectual Property Litigation. No claim or demand has been made nor is there any proceeding that is pending, or to the knowledge of Seller or the Shareholder, threatened, which (A) challenges the rights of Seller in respect of any Intellectual Property, (B) asserts that Seller is infringing or otherwise in conflict with, or is, except as set forth on Schedule 6(p)(iv) annexed hereto, required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (C) claims that any default exists under any agreement or arrangement listed on Schedule 6(p)(iv) annexed hereto. None of the Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency.

            (vi) Due Registration, Etc. The Owned Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices and Seller has taken such other actions, to ensure full protection under any Applicable Laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect.

            (vii) Use of Name and Mark. Except as set forth on Schedule 6(p)(vii) annexed hereto, there are and immediately after the Closing will be, no contractual restrictions or limitations to Seller's and the Shareholder's knowledge pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on the Purchaser's right to use the name and mark "Video Supply Company," "Projexions Video Supply" or "Projection/Video Supply Company" in the conduct of Seller's business as presently carried on by Seller.

            (q) ENVIRONMENTAL MATTERS.

            (i) Permits. All federal, state and local permits, licenses, registrations, consents, orders, administrative consent orders, certificates, approvals or other authorizations necessary for the conduct of Seller's business as currently conducted or previously conducted under any law relating to pollution or protection of the environment, human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release (as hereinafter defined), threatened Release or transportation of Hazardous Substance (as hereinafter defined) (collectively, the "Environmental Permits") are identified on
            Schedule 6(q)(i) annexed hereto, and Seller currently holds, and at all times has held, all such Environmental Permits required by Environmental Law to be held by Seller. Seller has not been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, cancelled or revoked, or cannot be renewed in the ordinary course of business or that Seller is a potentially responsible party under CERCLA (as hereinafter defined) or any other Environmental Laws (as hereinafter defined).

            (ii) No Violations. Except as set forth on Schedule 6(q)(ii) annexed hereto, Seller has complied and is in compliance with all Environmental Permits and all applicable Environmental Laws pertaining to any real property owned or leased by Seller. No person has alleged any violation by Seller of any Environmental Permits or any Environmental Laws relating to Seller or such real property.

            (iii) Other. Except as set forth on Schedule 6(q)(iii) annexed hereto:

                  (A) None of current or past operations, or any by-product thereof, and none of the currently or formerly owned or operated property or assets of Seller, including, without limitation, Seller's Assets and the leased real property, are subject to any investigation or evaluation by any Governmental Authority, as to whether any action is required to (1) clean up, remove, treat or in any way remediate any Hazardous Substance; (2) prevent the Release or threatened Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare, natural resources or the environment or (3) perform studies, investigations and care related to any such Hazardous Substances (collectively "Remedial Action") is needed to respond to a Release or threatened Release of any Hazardous Substances.

                  (B) Seller is not subject to any outstanding order, judgment, injunction, decree or writ from, or contractual obligation to, any Governmental Authority or other party in respect of which Purchaser will likely be required to incur any out-of-pocket expenses and reasonable attorneys' and accountants' fees (collectively, "Losses"), whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to any Remedial Action, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (1) the ownership or operation of Seller's business, leased real property or any other real properties, assets, equipment or facilities, by Seller or any predecessor of Seller or any Affiliate; (2) the environmental conditions existing on the Closing Date on, under, above, or about any leased real property or any other real properties, assets, equipment or facilities currently or previously owned, leased or operated by Seller or any predecessor of Seller or any Affiliates; and (3) expenditures necessary to cause any leased real property or any other real properties or any aspect of Seller to be in compliance with any and all requirements of Environmental Laws as of the Closing Date including, without limitation, all Environmental Permits issued under or pursuant to such Environmental Laws (collectively "Environmental Liabilities") and Costs arising from the Release or threatened Release of a Hazardous Substance.

                  (C) None of the currently or formerly owned or operated real property used by Seller, including any leased real property, is, and Seller has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substances relating to the Seller's Assets or such real property to any location that is, listed or proposed for listing on the National Properties List or the CERCLA Information System under CERCLA, or any similar state, local or foreign list, or the subject of federal, state or local enforcement actions or investigations or any Remedial Action under any Environmental Laws.

                  (D) No work, repair, construction or capital expenditure is required or planned in respect of the Seller's Assets pursuant to or to comply with any Environmental Law, nor has Seller received any notice of any such requirement, except for such work, repair, construction or capital expenditure as is not material to Seller and is in the ordinary course of business.

                  (E) Seller has not caused or suffered to occur any Release of Hazardous Substances at, under, above or within any currently or formerly owned or operated real property used by Seller, including, without limitation, any leased real property.

            (iv) Definitions.

                  (A) Environmental Law shall include, without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act and the Occupation Safety and Health Act and (2) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, Releases or threatened Releases of Hazardous Substances into the air, surface water, ground water or land or relating to the manufacture, processing, distribution, use, sale, transfer, receipt, storage, disposal, transport or handling of Hazardous Substances.

                  (B) Hazardous Substances shall mean any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous which is regulated by any Governmental Authority or Environmental Law.

                  (C) Release shall mean the releasing, disposing, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, employing, seeping, disposal, migration, transporting, placing of the like, including, without limitation, the moving of any Hazardous Substance through, into or upon, any land, soil, surface water, or air, or otherwise enter into the environment.

            (r) NO GUARANTIES. Except as set forth on Schedule 6(r) annexed hereto, none of the obligations or liabilities of Seller is guaranteed by any other person, firm or corporation, nor has Seller guaranteed the obligations or liabilities of any other person, firm or corporation. Except as set forth on

Schedule 6(r) annexed hereto, there are no outstanding letters of credit, surety bonds or similar instruments of Seller in connection with Seller's Assets.

            (s) RECEIVABLES. Except as set forth on Schedule 6(s) annexed hereto, all accounts and trade receivables of Seller which are reflected on the Balance Sheet and which have arisen since the date thereof, have arisen only from bona fide transactions in the ordinary course of Seller's business and shall be (or have been) fully collectible when due, without, to Seller's and the Shareholder's best knowledge, resort to litigation; and without offset or counterclaim, in the aggregate face amounts thereof. Set forth on Schedule 6(s) annexed hereto are aged listings of Seller's accounts and trade receivables (as of a date no earlier than January 7, 1997).

            (t) ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as set forth on
Schedule 6(t) annexed hereto, neither Seller nor, to the knowledge of Seller or the Shareholder, any officer, employee or agent of Seller, nor any other person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit of a material nature to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction) which (i) is likely to subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, is likely to have had an adverse effect on the assets, business or operations of Seller as reflected on the Financial Statements or (iii) if not continued in the future, is likely to adversely affect the assets, business, operations or prospects or which might subject Seller to suit or penalty in any private or governmental litigation or proceeding.

            (u) DISCLOSURE. No representation or warranty by Seller or the Shareholder contained in this Agreement or in any other document furnished or to be furnished by Seller or the Shareholder in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. The representations and warranties contained in this Section 6 shall not be affected or deemed waived by reason of the fact that Purchaser and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

            (v) LABOR DISPUTES. Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing or purporting to represent any employees employed by Seller. With respect to the Seller's business (i) no work stoppage by employees of Seller has occurred and is continuing or is threatened, (ii) neither Seller nor the Shareholder has any actual knowledge of any pending or threatened charges or claims against Seller of unfair labor practices, wage and hour violations, FMLA violations, OSHA violations, immigration law violations, ERISA violations, or discrimination based on age, race, sex, religion, national origin or any other basis, which individually or in the aggregate, would be materially adverse to the business of Seller, (iii) there are no pending labor negotiations with or union organization efforts by any employees of Seller or with any union representing or, to Seller's and the Shareholder's best knowledge, attempting to represent any employees of Seller and (iv) neither Seller nor the Shareholder has any actual knowledge of employee grievances or complaints which in the aggregate would be material and adverse to the business of Seller that have not been settled or otherwise resolved to the satisfaction of Seller and the employees.

            (w) CUSTOMERS AND ACCOUNTS. Except as set forth on Schedule 6(w) annexed hereto, neither Seller nor the Shareholder has any knowledge or information that any person or entity that is a customer of Seller will cease or, in the case of person or entity whose payments to Seller, whether alone or together with any party actually known by Seller to be such person's Affiliate, accounted for five (5%) percent or more of Seller's gross revenues in either of its fiscal years ending in 1995 or 1996 or in the ten (10) month period ending October 31, 1996, has ceased doing business with Seller or Purchaser as its successor, for any reason, or will or has reduced its payments to Seller by more than twenty (20%) percent for any reason. Schedule 6(w) annexed hereto correctly lists the ten (10) largest clients of Seller during the fiscal year ended in 1995 and the nine (9) month period ending September 30, 1996, together with the amount of billings made by Seller to each such account during each such year or period.

            (x) SUPPLIERS; RAW MATERIALS. Schedule 6(x) annexed hereto sets forth (i) the names and addresses of the ten (10) largest suppliers from which Seller ordered raw materials, supplies, equipment, merchandise and other goods and services for calendar year 1995 and the nine (9) month period ended September 30, 1996. Neither Seller nor the Shareholder have received any notice or have any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise and other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods or services to Purchaser at any time after the Closing on terms and conditions similar to those used in its current sales, subject to general and customary price increases. To the best knowledge of Seller and the Shareholder, no supplier of Seller described in clause (i) of the first sentence of this Section 6(x) has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

            (y) ADVANCE BILLINGS. Seller has not received any advance billings from clients in respect of jobs which will be completed following the Closing.

            (z) CONTRACTS AND PROPOSALS.

            (i) Schedule 6(z) annexed hereto contains (A) a complete and correct list of all agreements, contracts, licenses, commitments and other instruments and arrangements (whether written or oral) by which

            Seller is bound ("Contracts") and (B) a list of all outstanding written proposals, or other writings prepared in an effort to obtain business, prepared by Seller, or on Seller's behalf, and forwarded to prospective clients or customers (the "Proposals").

            (ii) Seller has delivered to Purchaser complete and correct copies of all written Contracts, together with all amendments thereto, including (A) an accurate description of all material terms of all oral Contracts and (B) all Proposals, set forth or required to be set forth in Schedule 6(z) hereto.

            (iii) Except as set forth on Schedule 6(z), all Contracts are in full force and effect and enforceable against each party thereto. To the actual knowledge of Seller and the Shareholder, there does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or any other party thereto except as set forth in Schedule 6(z) annexed hereto and except for such events or conditions that, individually and in the aggregate, (A) has not had or resulted in, and will not have or result in a default or an event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate a loss of right (a "Material Adverse Effect") and (B) has not and will not materially impair the ability of Seller to perform its obligations under this Agreement and under the Seller's Related Agreements. None of Seller's existing or completed Contracts is subject to renegotiation with any governmental body. Except as set forth in Schedule 6(z), no consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any of the Seller's Related Agreements or the consummation of the transactions contemplated thereby.

            (iv) Seller has no outstanding power of attorney in favor of any party relating to Seller.

            (aa) DIRECTORS AND OFFICERS. Schedule 6(aa) annexed hereto contains a complete and accurate list of the names of all of Seller's directors and officers, the name of each bank in which Seller has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

            (bb) INVENTORIES. All inventory of equipment held for sale or rent, spare parts, replacement and component parts, and office and other supplies (collectively, "Inventories") are of good and usable quality in all material respects and except as set forth on Schedule 6(bb) annexed hereto, do not include obsolete or discontinued items. Except as set forth on Schedule 6(bb) annexed hereto, (i) all Inventories that are finished goods are saleable or rentable as current inventories at the current prices thereof in the ordinary course of business and (ii) all Inventories are recorded on the books of Seller at the lower of cost or market value determined in accordance with generally accepted accounting principles consistently applied and (iii) except as set forth on Schedule 6(bb) annexed hereto, no write-down in inventory has been made or should have been made pursuant to generally accepted accounting principles consistently applied during the past two (2) years. Schedule 6(bb) annexed hereto lists the locations of all Inventories; provided, however, that, from time to time, Inventories of Seller are relocated from certain of Seller's locations to other locations.

            (cc) REAL PROPERTY.

            (i) Leases. Schedule 6(cc) annexed hereto contains a complete and correct list of all real estate leases (the "Leases") pursuant to which Seller occupies or uses real property in connection with its business. Seller has delivered to the Purchaser correct and complete copies of the Leases. Each Lease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization and similar Applicable Laws affecting creditors generally and by the availability of equitable remedies. To the knowledge of Seller and the Shareholder, neither Seller nor the landlord under any of the Leases is (or upon the consummation of the transactions contemplated hereby, will be) in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease. None of the Leases have been pledged, mortgaged, assigned, modified or amended by Seller. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder. Seller has good and valid title to the leasehold estate under each Lease free and clear of all liens created by Seller. Seller enjoys peaceful and undisturbed possession under its respective Leases for the leased real property. Except as set forth on Schedule 6(cc) annexed hereto, no consent is required by any landlord, lessor, ground lessor, mortgagee, or other party holding any interest in connection with or in respect of any of the Leases, by virtue of the transactions contemplated hereby.

            (ii) No Proceedings. There are no eminent domain or other similar proceedings pending or, to the knowledge of Seller and the Shareholder, threatened affecting any portion of the leased real property and there is no proceeding pending or, to the knowledge of Seller and the Shareholder, threatened for the taking or condemnation of any portion of the leased real property. There is no writ, injunction, decree, order of judgment outstanding, nor any action, claim, suit or proceeding, pending or, to the knowledge of Seller and the Shareholder, threatened, relating to the ownership, lease, use, occupance or operation by any person of any of the leased real property.

            (iii) Current Use. To the knowledge of Seller and the Shareholder, the use and operation of the real property in the conduct of Seller's business does not violate in any material respect any instrument of record or agreement affecting the real property. To the knowledge of Seller and the Shareholder, there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other person entitled to enforce the same affecting the real property or the use or occupancy hereof. Except as set forth on
            Schedule 6(cc)(iii) annexed hereto, no damage or destruction has occurred with respect to any of the real property.

            (dd) EXCLUSIVE DEALER ARRANGEMENTS. Set forth on Schedule 6(dd) annexed hereto is an accurate and complete list by manufacturer, product, service and territory of all products and/or services in respect of which Seller is an authorized and/or exclusive dealer in respect of the sale or providing of services in respect of any product. Except as set forth on Schedule 6(dd) hereto, neither Seller nor the Shareholder has been notified that any such arrangements are due to expire or be terminated for any reason.

      7. REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants to Seller and the Shareholder as follows:

            (a) ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and all other agreements to which Purchaser is a party required to be delivered by Purchaser pursuant to Section 5(a) hereof (which documents are hereinafter sometimes collectively referred to as "Purchaser's Related Agreements") and to carry out the transactions contemplated by this Agreement. Purchaser has delivered to Sellers copies of Purchaser's certificate of incorporation, and all amendments thereto, and the by-laws of Purchaser as presently in effect, each certified as true and correct by Purchaser's secretary.

            (b) EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. Neither the execution, delivery nor performance of this Agreement and Purchaser's Related Agreements by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of

Purchaser's certificate of incorporation or by-laws or any franchise, mortgage,

deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and Purchaser's Related Agreements have been properly taken, and this Agreement and Purchaser's Related Agreements constitute the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except that such enforcement may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar law affecting creditors' rights generally.

            (c) LITIGATION. There is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect or, to Purchaser's knowledge, threatened against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement and the Purchaser's Related Agreements and Purchaser does not know or have any reason to be aware of any basis for the same.

      8. EMPLOYMENT MATTERS; EMPLOYMENT CONTRACTS. (a) Except as set forth on
Schedule 8(a) annexed hereto, Seller shall be responsible for, and shall discharge, all obligations with respect to currently existing salary, wages, bonuses, commissions and other compensation, group insurance claims, medical benefits reimbursable by Seller under existing medical reimbursement policies, severance and all other benefits accrued through the Closing Date to all employees of Seller and any such costs arising after the Closing Date under the terms of any of the foregoing attributable to employment prior to the Closing Date.

            (b) Schedule 8(b) annexed hereto contains:

            (i) an accurate and complete list of all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation, Christmas and other bonus practices, to which Seller is a party or is bound;

            (ii) the names and current annual salary rates of all persons who are currently employed by Seller showing separately for each such person his or her current compensation;

            (iii) all material written agreements providing for the services of an independent contractor to which Seller is a party or by which it is bound; and


            (iv) true and correct copies of all employee retirement plans, pension plans, welfare plans and all employee benefits covering Seller's employees (and any summary plan descriptions in effect for such plans and benefits). Except as set forth on Schedule 8(b) annexed hereto, all requirements of applicable law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), have been fulfilled with regard to said plans and the administration thereof and will be fulfilled with regard to the termination of any of said plans.

            (c) The execution and performance of this Agreement will not constitute a stated triggering event under any plan or arrangement which will result in payment (whether of deferred compensation, or otherwise) becoming due to any employee or former employee of Seller.

            (d) Notwithstanding anything contained in this Agreement to the contrary, Seller shall be responsible for all obligations or liabilities pursuant to any uninsured plan providing medical or dental benefits or disability benefits (collectively, the "Benefits") prior to the Closing, including, without limitation, claims incurred (as defined herein) but not reported under any uninsured plan providing Benefits, arising out of or in connection with any employee benefit plan or arrangement, except to the extent funded or accrued as a liability and included in the calculation of Net Assets. For purposes of the preceding sentence, a claim for Benefits shall be deemed to be incurred on the date of occurrence of an injury, the diagnosis of an illness, or any other event giving rise to such claim or series of related claims. No plan provides health, medical, death or survivor benefits to any former employee of Seller or beneficiary thereof, except to the extent required under any state insurance law providing for a conversion option, COBRA or other COBRA type rights under a group insurance policy or under Section 601 of ERISA. There are no multi-employer plans covering any employee of Seller nor has Seller ever maintained a multi-employer plan. With respect to any plan or trust created thereunder, no event has occurred which would subject Seller, directly or indirectly, by reason of an indemnity obligation or otherwise, to any tax imposed under Section 4975 of the Code or any civil penalty imposed under
Section 502 of ERISA. There have
not been any "reportable events" as such term is defined Section 4043(b) of ERISA with respect to any plan. The 401(K) Plans maintained by each of the Company and the Subsidiary have received a valid qualification letter from the Internal Revenue Service that each such plan is "qualified" within the meaning of Section 401(a) of the Code and that its trust is tax exempt under Section 501(a) of the Code. Each such plan has been maintained and administered as such and Seller knows of no fact which would adversely affect the qualified status of any such plan.

            (e) There has not been any (i) termination of any "defined benefit plan" within the meaning of ERISA maintained by Seller or any person, firm, or corporation (each being referred to herein as an "ERISA Affiliate") which is under "common control" (within the meaning of Paragraph 4001(b) of ERISA) with Seller, except to the extent that such "defined benefit plan" was fully funded on the date of termination sufficient to pay all plan liabilities and no liability in respect thereof exists (or shall exist) to the Pension Benefit Guaranty Corporation, (ii) commencement of any proceeding to terminate any such plan pursuant to ERISA, or otherwise or (iii) written notice given to Seller or any ERISA Affiliate of the intention to commence or seek the commencement of any such proceeding.

            (f) Except as otherwise provided below, Purchaser shall have the right, but not the obligation, from and after the date hereof, to offer employment on terms and conditions acceptable to Purchaser to personnel employed by Seller immediately prior to Closing, provided that all such employees other than the Shareholder shall, except as Purchaser or any such employee may otherwise agree, be offered employment on an "at will" basis for no specific period of time and Purchaser shall be under no obligation to employ any such persons, continue such employment or to provide any severance or other payment to any of such employees upon termination of the employment of any of such employees. Purchaser shall offer employment on an at will basis to those employees of Seller as set forth on Schedule 8(f) annexed hereto on such terms and conditions, as Purchaser shall elect. Seller shall provide written notice to each of its employees who shall not be offered employment by Purchaser on or promptly following Closing that his or her employment is being terminated by Seller immediately prior to Closing and Seller shall solely be responsible for any and all severance and other obligations due, if any, or desired by Seller to be paid to any such terminated employees.

            (g) Nothing in this Agreement, whether express or implied, is intended to confer upon any employee or his legal representative any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement including, without limitation, any rights of employment.

            (h) No person or entity that was engaged by Seller as an independent contractor can or will be characterized or deemed to be an employee of Seller under applicable laws, statutes, rules, regulations and administrative proceedings for any purpose whatsoever, including, without limitation, for purposes of federal, state and local income taxation, workers' compensation and unemployment insurance and retirement plan eligibility.

            (i) At the Closing, Caribiner shall execute and deliver the Consulting Agreement.

      9. INDEMNIFICATION. (a) Seller and the Shareholder, jointly and severally, hereby indemnify, defend and hold Purchaser harmless from, against and in respect of (and shall, subject to the other provisions of this Agreement, on demand reimburse Purchaser for):

            (i) any and all loss, liability or damage suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller or the Shareholder contained herein or in any certificate, document or instrument delivered by Seller or the Shareholder to Purchaser hereunder (except the Consulting Agreement and Non-Competition Undertakings, which shall be governed solely by the terms thereof);

            (ii) any and all loss, liability or damage suffered or incurred by Purchaser in respect of or in connection with any liabilities of Seller, except for the Assumed Liabilities (including, without limitation, bulk sales, Taxes and liabilities relating to the Excluded Assets);

            (iii) except as otherwise provided herein and except for the Assumed Liabilities, any and all debts, liabilities or obligations (including, bulk sales, taxes and environmental liability and costs and any other liabilities relating to excluded assets) of Seller or the Shareholder, direct or indirect, fixed, contingent or otherwise, arising out of any act or omission of Seller, transaction, circumstance or state of facts which occurred or existed on or before the Closing Date, whether or not then known, due or payable;

            (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees, court costs and expenses, incident to (i), (ii) or

            (iii) above or (iv) below, or in enforcing this indemnity; and

            (v) any and all loss, liability or damage suffered or incurred by Purchaser by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller or the Shareholder with respect to this Agreement or any of the transactions contemplated hereby.

            (b) Purchaser shall indemnify, defend and hold Seller or the Shareholder harmless from, against and in respect of (and shall, subject to the other provisions of this Agreement, on demand reimburse them for):

            (i) any and all loss, liability or damage suffered or incurred by Seller or the Shareholder by reason of or resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein or in any certificate, document or instrument delivered to Seller or the Shareholder hereunder;

            (ii) any and all loss, liability or damage suffered or incurred by Seller or the Shareholder in respect of or in connection with Purchaser's failure to timely pay any of the Assumed Liabilities;


            (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees, court costs and expenses, incident to (i) or (ii) above or (iv) below, or in enforcing this indemnity; and

            (iv) any and all actual loss, liability or damage suffered or incurred by Seller or the Shareholder by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby.

            (c) Seller and the Shareholder, on the one hand, and the Purchaser, on the other hand, shall not be required to indemnify the other under this
Section 9 or be liable under Section 10 hereof unless the aggregate amounts for which indemnity would otherwise be due thereunder exceeds $25,000 (the "Indemnification Basket"), in which case Seller and the Shareholder, on the one hand, or Purchaser, on the other hand, shall, as the case may be, be responsible for all such indemnifiable amounts in excess of the Indemnification Basket due pursuant to this Section 9. Notwithstanding the foregoing to the contrary, the Indemnification Basket shall not apply to a breach of a representation or warranty contained in Section 6(i) (taxes) hereof or Seller's obligations under
Section 12 (Bulk Sales Compliance) hereof and, in any such event, Seller and the Shareholder shall indemnify Purchaser therefor from the first dollar.

            (d) Any indemnifiable liability or reimbursement under this Section 9 shall be limited to the amount of actual damages (of any nature) subject to indemnification actually sustained by a party hereto, net of any applicable insurance payments actually received, other reimbursement or tax benefit actually realized by such party.

            (e) If a claim by a third party is made against a party hereto (an "Indemnified Party"), and if an Indemnified Party intends to seek indemnity with respect thereto under this Section 9, the Indemnified Party shall promptly notify the party required to indemnify the Indemnified Party pursuant to this
Section 9 (an "Indemnifying Party") of such claim (the "Indemnity Notice"); provided, however, that failure by an Indemnified Party to notify an Indemnifying Party of such claim shall not effect the Indemnified Party's right to seek indemnification so long as the Indemnifying Party is not materially prejudiced by such failure to have been notified of such claim. The Indemnifying Party shall have ten (10) days after receipt of the Indemnity Notice to undertake, conduct and control, through counsel of its own choosing and at its expense, but reasonably acceptable to the Indemnified Party, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that with respect to settlements entered into by the Indemnifying Party, the Indemnifying Party shall obtain the release of the claiming party in favor of the Indemnified Party. If the Indemnifying Party undertakes, conducts and controls the settlement or defense of such claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, providing that the fees and expenses of such counsel shall be borne by the Indemnified Party. With respect to indemnification provided for hereunder, the Indemnified Party shall not pay or settle any such claim so long as the Indemnifying Party is reasonably contesting any such claim in good faith. Notwithstanding the immediately preceding sentence, the Indemnified Party shall have the right to pay or settle any such claims, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party.

            (f) Subject to the limitations set forth in Sections 9(c)-(e), if the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its good faith reasonable judgment at the expense of the Indemnifying Party subject to the other terms and provisions of this Section 9.

      10. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; RULES REGARDING INDEMNIFICATION AND OTHER ACTIONS.

            (a) All statements, representations, warranties and indemnities made by each of the parties hereto (and in any schedule or exhibit annexed hereto) are and shall be true and correct as of the date hereof and as of the Closing Date, and each of them shall survive the Closing as provided in Section 10(b) hereof and shall be subject to Section 9 hereof.

            (b) No claim shall be made or enforced against an Indemnifying Party, whether pursuant to Section 9 hereof or by an action at law or any other action including, but not limited to, a claim of a breach of a representation and warranty (collectively, "Other Action") unless and to the extent that the Indemnity Notice or notice of an Other Action shall have been given by the party seeking indemnification or instituting an Other Action to the Indemnifying Party not later than 36 months after the Closing Date or, with respect to Taxes, the date upon which the applicable period of limitation on assessment or refund of any relevant tax has expired; provided that claims asserted pursuant to an Indemnity Notice prior to the expiration of the applicable survival period shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

      11. ACCESS TO INFORMATION AND DOCUMENTS. Seller will retain all books and records relating to Seller's business for five (5) years (the "Retention Period"). During the Retention Period, Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving sixty (60) days' prior written notice to Purchaser offering to surrender the same to Purchaser at Purchaser's expense. Seller agrees to cooperate with Purchaser and shall furnish or make available to

Purchaser such books and records and any and all other assistance as Purchaser may reasonably request relating to any matter relating to Taxes or a governmental inquiry of investigation during the Retention Period.

      12. BULK SALES COMPLIANCE. Purchaser hereby waives compliance by Seller with the provisions of any applicable bulk sales statutes of any state, and Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Purchaser by reason of such non-compliance to the extent that such liabilities are not specifically assumed by Purchaser under this Agreement. Seller and the Shareholder, jointly and severally, hereby indemnify and agree to hold Purchaser harmless from, against in respect of and shall on demand reimburse Purchaser for any loss, liability cost or expense, including without limitation, attorneys' fees suffered or incurred by Purchaser by reason of the failure of Seller to pay or discharge such claims.

      13. FINANCIAL STATEMENTS; CLOSING DATE BALANCE SHEET. (a) Promptly following the Closing Date, but in no event later than ninety (90) days thereafter, Seller and the Shareholder shall deliver to Purchaser the balance sheet of Seller as at the Closing Date, which shall include the taking of a physical inventory of Fixed Assets as of the Closing Date and the Excluded Assets shall not be considered for purposes thereof (the "Closing Balance Sheet"). The Closing Balance Sheet shall be utilized to determine certain of the adjustments to the Purchase Price to be made in accordance with Section 2(b) hereof. In connection with such physical inventory, solely for purposes of determining any adjustment to Purchase Price pursuant to Section 2(b) hereof, Fixed Assets shall include, in addition to Fixed Assets that are properly included within Fixed Assets in accordance with generally accepted accounting principles, rental equipment individually valued by Seller at less than $500 in accordance with Seller's past practices and policies; provided, however, that any such rental equipment not so included on the September 30 Balance Sheet (the "Expensed Items") may be included, solely for purposes of such Purchase Price adjustment, if any, on the Closing Balance Sheet only to the extent of any shortfall between rental equipment on the Balance Sheet and rental equipment on the Closing Balance Sheet. For purposes of this Section 13, the Expensed Items shall be valued at sixty (60%) percent of replacement cost as determined by current manufacturer's dealer cost.

            (b) The Closing Balance Sheet shall be audited by Ernst & Young LLP at the expense of Purchaser, and prepared, and the physical inventory and determination of Fixed Assets in connection therewith shall be determined, in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and shall be complete, accurate and a fair presentation of the financial condition of Seller as of the dates thereof and the results of operations for the periods covered thereby. Seller shall provide full access to Ernst & Young LLP and otherwise fully cooperate with such auditors in connection with the preparation of the Closing Balance Sheet and such cooperation shall include, without limitation, execution by an appropriate officer of Seller of the required representation letters to Ernst & Young, LLP in respect of such financial statements.

            (c) After receipt of the Closing Balance Sheet, Seller will have twenty (20) days to object in writing to Purchaser to any or all of the amounts presented therein and to the calculation of any Purchase Price Reduction Amount (as defined in Section 2(b) hereof).

            (i) If Seller does not so object, the Closing Balance Sheet and the Purchase Price Reduction Amount as originally prepared and determined under Sections 2(b) and 13(a) and (b) hereof shall become final and binding on the parties.

            (ii) If Seller does so object to any portion of the Closing Balance Sheet or the calculation of the Purchase Price Reduction Amount, Purchaser and Seller must promptly attempt to resolve the differences by having their respective accounting firms meet. In the event the dispute is not resolved within thirty (30) days of Seller's written objection, the parties agree to promptly subject the matter to binding arbitration in accordance with Section 15(m) hereof.

      14. NOTICES. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

            In the case of Purchaser, with a copy to:

            Zukerman Gore & Brandeis, LLP
            900 Third Avenue
            New York, New York  10022-4728
            Facsimile no.:  (212) 223-6433

            Attention: Jeffrey D. Zukerman, Esq.

            In the case of Seller or the Shareholder, with a copy to:

            Arnall Golden & Gregory LLP
            One Atlantic Center
            1201 West Peachtree, 20th Floor
            Atlanta, Georgia  30309-3400
            Facsimile no.:  (404) 873-8071

            Attention: R. Kevin Rew, Esq.

(In addition, without constituting notice hereunder, the parties shall use reasonable efforts to send by facsimile to counsel for the party to whom notice is to be sent copies of all notices sent by such party). Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

      15. MISCELLANEOUS. (a) This Agreement, including, without limitation, the schedules and other documents referred to herein, together with that certain confidentiality agreement dated November 1, 1996 between the parties hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements or understandings with respect hereto, and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

            (b) No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

            (c) This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns, and each individual party hereto and his heirs, personal representatives, successors and assigns.

            (d) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

            (e) Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

            (f) Except as otherwise provided herein or in agreements delivered in connection with this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties incurring the same.

            (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

            (h) This Agreement and all amendments hereto shall be governed by, construed and enforced in accordance with the internal laws of the State of New

York without reference to principles of conflict of laws.

            (i) If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

            (j) All schedules attached hereto shall be incorporated by reference herein as if set forth herein in full.

            (k) Seller and the Shareholder agree that, without the prior written consent of Purchaser, neither of them shall make or permit to be made any announcement of any kind about this Agreement or the transactions contemplated hereby, either prior to the Closing Date or any time hereafter whether or not the transactions contemplated hereby are consummated as provided herein.

            (l) Seller and the Shareholder, on the one hand, and Purchaser, on the other hand, represent and warrant to the other that there is no obligation to pay any commission, finder's fee, broker's fee or similar charge in connection with the transactions provided for in this Agreement, resulting from any agreements or other action of such representing party.

            (m) Any dispute concerning the Purchase Price Reduction Amount shall be resolved by arbitration on as expedited a basis as possible in the manner provided in this Section 15(m). Such disputes shall be resolved by binding arbitration commenced and conducted in accordance with the then applicable rules of commercial arbitration of the American Arbitration Association in an arbitration commenced and held before a single arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The location of the arbitration shall be in a location to be mutually agreed upon among the parties. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of all Federal and State courts in New York County, New York in connection with any other proceedings brought by Seller, Purchaser, the Shareholder or their heirs, personal representatives, successors or assigns, in connection with this Agreement.

            (n) This Agreement is not intended to, and shall not confer any rights upon, any parties other than the express parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          CARIBINER INTERNATIONAL, INC.


                                       By:/s/ Arthur F. Dignam
                                          --------------------------------
                                          Arthur F. Dignam

                                          Executive Vice President


                                          VIDEO SUPPLY COMPANY, INC.
                                          D/B/A PROJEXIONS VIDEO SUPPLY


                                       By:/s/ Robert Haney
                                          --------------------------------
                                          Robert Haney
                                          President


                                          PROJECTION/VIDEO SUPPLY
                                          COMPANY


                                       By:/s/ Robert Haney
                                          --------------------------------
                                          Robert Haney
                                          President


                                       By:/s/ Robert Haney
                                          --------------------------------
                                          ROBERT HANEY